Exhibit 99.1

NAVARRE ANNOUNCES THE APPOINTMENT OF
DIANE D. LAPP AS CHIEF FINANCIAL OFFICER

MINNEAPOLIS  – May 29, 2012 – Navarre (Nasdaq: NAVR), a leading distributor, provider of e-commerce fulfillment solutions, and publisher of computer software, today announced that it has appointed Diane D. Lapp as its Chief Financial Officer, effective immediately.

Lapp, 47, has been with Navarre since 2003.  She has been serving as Interim Chief Financial Officer since October 2011 and was previously Vice President of Finance since May 2005. Prior to joining Navarre she was the Corporate Controller for Crystal Farms, a division of Michael Foods, from 1999 to 2003.  She also has 12 years of public accounting experience where she provided audit, tax, and consulting services to a diverse group of clients.

Commenting on the appointment, Richard Willis, CEO of Navarre Corporation stated, “Diane’s experience and knowledge of our customers and vendor partners is a tremendous asset to the Company. Her leadership of our finance team and assistance in setting Navarre’s strategic direction will be instrumental as we leverage our infrastructure to focus on high-growth opportunities in the distribution of consumer electronics and accessories, the expansion of e-commerce fulfillment and increasing our market presence in Canada.”

About Navarre Corporation

Navarre® is a distributor and provider of e-commerce fulfillment solutions for traditional and internet-based sales channels.  Our solutions support both direct-to-consumer and business-to-business sales.  We also publish computer software through our Encore® subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota.

Additional Information

Navarre Investor Relations
763-535-8333
ir@navarre.com